Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 3, 2021, except as to Note 1, which is as of April 12, 2021, and Note 2a, which is as of October 21, 2021, with respect to the consolidated financial statements of KnowBe4, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Tampa, Florida
November 10, 2021